Annual Statement/Changes In Beneficial Ownership


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

[ X] Form 3 Holdings Reported

[ X] Form 4 Transactions Reported

================================================================================
1.   Name and Address of Reporting Person*

     PAULSEN               JOHN                   C.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

     401 NORTH MICHIGAN AVENUE
--------------------------------------------------------------------------------
     (Street)

     CHICAGO,       IL             60611
--------------------------------------------------------------------------------
     (City)              (State)        (Zip)

================================================================================
2.   Issuer Name and Ticker or Trading Symbol

     NUCLEUS, INC. (NCLS)
================================================================================
3.   IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4.   Statement for Month/Year

     DECEMBER 31, 1999
================================================================================
5.   If Amendment, Date of Original (Month/Year)

================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

   [ X ]   Director                       [ X ]   10% Owner
   [ X ]   Officer (give title below)     [   ]   Other (specify below)
           CHIEF EXECUTIVE OFFICER

================================================================================
7.   Individual or Joint/Group Filing
     (Check applicable line)

   [   ] Form filed by one Reporting Person
   [ X ] Form filed by more than one Reporting Person

================================================================================
          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                  5.
                                                  4.                              Amount of
                                                  Securities Acquired             Securities                            7.
                    2.                            (A) or Disposed of (D)          Beneficially       6.                 Nature of
                    Transaction   3.              (Instr. 3, 4 and 5)             Owned at End       Ownership Form:    Indirect
1.                  Date          Transaction      ---------------------          of Issuer's        Direct (D)         Beneficial
Title of Security   (Month/Day    Code            Amount   (A)or   Price          Fiscal Year        or Indirect (I)    Ownership
(Instr. 3)          Year)         (Instr. 8)               (D)                    (Instr. 3 and 4)   (Instr.4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       J3<F1>       5,307,109    A     (1)              1,477,259         D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4             106,140    D   0.9422
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4              75,000    D    1.00
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4              37,500    D    2.00
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4              29,038    D    2.5828
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4              33,333    D    1.50
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4               7,743    D    2.5828
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4               2,504    D    2.9952
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4              25,039    D    2.9953
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4               2,344    D    3.1997
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4               4,520    D    3.3186
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4               6,026    D    3.3190
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4               6,026    D    3.3190
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99       S4               6,026    D    3.3190
====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                         (Print or Type Responses)

                Annual Statement/Changes In Beneficial Ownership


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

[ X] Form 3 Holdings Reported

[ X] Form 4 Transactions Reported

================================================================================
1.   Name and Address of Reporting Person*

     PAULSEN               JOHN                   C.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

     401 NORTH MICHIGAN AVENUE
--------------------------------------------------------------------------------
     (Street)

     CHICAGO,       IL             60611
--------------------------------------------------------------------------------
     (City)              (State)        (Zip)

================================================================================
2.   Issuer Name and Ticker or Trading Symbol

     NUCLEUS, INC. (NCLS)
================================================================================
3.   IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4.   Statement for Month/Year

     DECEMBER 31, 1999
================================================================================
5.   If Amendment, Date of Original (Month/Year)

================================================================================

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

   [   ]   Director                       [   ]   10% Owner
   [   ]   Officer (give title below)     [   ]   Other (specify below)

================================================================================
7.   Individual or Joint/Group Filing
     (Check applicable line)

   [   ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

================================================================================
          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                  5.
                                                  4.                              Amount of
                                                  Securities Acquired             Securities                            7.
                    2.                            (A) or Disposed of (D)          Beneficially       6.                 Nature of
                    Transaction   3.              (Instr. 3, 4 and 5)             Owned at End       Ownership Form:    Indirect
1.                  Date          Transaction      ---------------------          of Issuer's        Direct (D)         Beneficial
Title of Security   (Month/Day    Code            Amount   (A)or   Price          Fiscal Year        or Indirect (I)    Ownership
(Instr. 3)          Year)         (Instr. 8)               (D)                    (Instr. 3 and 4)   (Instr.4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99        S4               3,611    D     3.3232
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99        S4               5,000    D      3.00
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99        S4               2,500    D      3.00
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99        S4             100,000    D      1.00
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99        S4              40,000    D      1.25
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        5/3/99        S4              12,500    D      2.00
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        7/12/99       S4             175,000    D      2.00
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        10/27/99      G4              15,000    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        10/27/99      G4           2,985,000<F2>D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        10/27/99      G4           2,985,000<F2>D                     2,985,000(2)      I                  BY FOUNTAIN
                                                                                                                  INVESTMENTS, L.P.
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        10/27/99      G4              10,000    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        10/27/99      G4              10,000    D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                              (Print or Type Responses)

                Annual Statement/Changes In Beneficial Ownership


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

[ X] Form 3 Holdings Reported

[ X] Form 4 Transactions Reported

================================================================================
1.   Name and Address of Reporting Person*

     PAULSEN               JOHN                   C.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

     401 NORTH MICHIGAN AVENUE
--------------------------------------------------------------------------------
     (Street)

     CHICAGO,       IL             60611
--------------------------------------------------------------------------------
     (City)              (State)        (Zip)

================================================================================
2.   Issuer Name and Ticker or Trading Symbol

     NUCLEUS, INC. (NCLS)
================================================================================
3.   IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4.   Statement for Month/Year

     DECEMBER 31, 1999
================================================================================
5.   If Amendment, Date of Original (Month/Year)

================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

   [   ]   Director                       [   ]   10% Owner
   [   ]   Officer (give title below)     [   ]   Other (specify below)

================================================================================
7.   Individual or Joint/Group Filing
     (Check applicable line)

   [   ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

================================================================================
          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                  5.
                                                  4.                              Amount of
                                                  Securities Acquired             Securities                            7.
                    2.                            (A) or Disposed of (D)          Beneficially       6.                 Nature of
                    Transaction   3.              (Instr. 3, 4 and 5)             Owned at End       Ownership Form:    Indirect
1.                  Date          Transaction      ---------------------          of Issuer's        Direct (D)         Beneficial
Title of Security   (Month/Day/   Code            Amount   (A)or   Price          Fiscal Year        or Indirect (I)    Ownership
(Instr. 3)          Year)         (Instr. 8)               (D)                    (Instr. 3 and 4)   (Instr.4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        10/27/99      G4              10,000    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        10/27/99      G4              10,000    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        10/27/99      G4              10,000    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        10/27/99      G4             100,000    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                              (Print or Type Responses)

    TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
      OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================



                                           5.         6.             7.
                                           Number of  Date           Title and
                                           Derivative Excercisable   Amount of
                                           Securities and            Underlying                 9.           10.
                                           Acquired   Expiration     Securities                 Number of    Ownership
                                           (A) or     Date           (Instr. 3                  Derivative   of           11.
1.        2.          3.                   Disposed   (Month/        and 4)           8.        Securities   Derivative   Nature
Title of  Conversion  Trans-     4.        of (D)     Day/Year)      ------------     Price of  Beneficially Security:    of
Deriva-   or Exercise action     Trans-    (Instr. 3, --------------        Amount    Deriva-   Owned        Direct       Indirect
tive      Price of    Date       action    4 and 5)   Date    Expir-        or        tive      at End       (D) or       Beneficial
Security  Derivative  (Month/    Code      --------   Exer-   ation         Number of Security  of Year      Indirect (I) Ownership
(Instr.3) Security    (Day/Year) (Inst. 8) (A)  (D)   cisable Date    Title Shares    (Instr.5) (Instr.4)    (Instr.4)    (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
<F1>
On May 3, 1999, Nucleus Holding Corporation was merged with and into Nucleus, Inc. (formerly, America General Ventures, Inc.), an OTC-traded reporting company (the "Merger"). In connection with the Merger Mr. Paulsen received 5,307,109 shares of Nucleus, Inc. common stock in exchange for 1,000 shares of Nucleus Holding Corporation common stock. On May 3, 1999, the closing price of Nucleus, Inc. common stock was $3.75 per share.
<F2>
These shares were transferred by John C. Paulsen to Fountain Investments, L.P., a limited partnership. The shares are owned directly to Fountain Investments, L.P., a ten percent owner of the issuer. 2,970,025 shares are owned indirectly by John C. Paulsen as general partner. John C. Paulsen is a director, officer and a ten percent owner of the issuer.

/s/ JOHN C. PAULSEN                                              5/24/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.